Kulicke and Soffa  Industries, Inc.                                Exhibit 12.1
Fixed Charge Coverage Ratio Calculation


Dollars in thousands                                                                                            Nine Months Ended

                                                          Fiscal Year Ended September 30,                         June 30, 2002
                                             --------------------------------------------------------       ------------------------
                                                 1997        1998       1999        2000         2001           2001          2002
                                             --------    --------   --------    --------     --------       --------        --------
Interest expense, including amortization
  of debt issue costs                         $ 2,331       $ 262      $ 215     $ 8,333     $ 14,880       $ 10,335      $ 14,855

Portion of rental expense deemed to
  represent interest                            1,064         999      1,072       1,213        2,615          2,321         3,122
                                                -----         ---      -----       -----        -----          -----         -----
Total Fixed Charges                           $ 3,395     $ 1,261    $ 1,287     $ 9,546     $ 17,495       $ 12,656      $ 17,977
                                              =======     =======    =======     =======     ========       ========      ========

Earnings before fixed charges:

Income (loss) before income tax and minority
  interest                                   $ 51,782    $ (7,357) $ (26,185)  $ 141,957    $ (78,731)     $ (44,429)   $ (105,490)
Equity in loss of Joint Ventures                6,701       8,715     10,000       1,221            -              -             -
Fixed charges                                   3,395       1,261      1,287       9,546       17,495         12,656        17,977

                                                -----       -----      -----       -----       ------         ------        ------
Total earnings (loss) before fixed charges   $ 61,878     $ 2,619  $ (14,898)  $ 152,724    $ (61,236)     $ (31,733)    $ (87,513)
                                             ========     =======  =========   =========    =========      =========     =========

Ratio of earnings to fixed charges (1)             18           2          -          16            -              -             -
                                             ========     =======  =========   =========    =========      =========     =========
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(1)  We would have had to generate additional earnings of $16.2 million in 1999,
     $78.8 million in 2001, $44.4 million for the nine months ended June 30,
     2001 and $105.5 million for the nine months ended June 30, 2002 to achieve a ratio of 1:1.